Exhibit 99.1

XOMA Announces Proposed Rights Offering

•	Rights Offering will be available to all shareholders of record on November 16, 2018

•	$20 million to be raised

•	Fully backstopped by BVF Partners L.P.

Emeryville, California – November 7, 2018 – XOMA Corporation (Nasdaq: XOMA) (“XOMA” or the “Company”) today announced its intent to commence a rights offering pursuant to which the Company would raise approximately $20 million through the distribution of subscription rights to holders of its common stock and Series X preferred stock, which will entitle the holders to purchase shares of XOMA’s common stock at $13.00 per share (the “Rights Offering”). The offering will be fully backstopped by BVF Partners L.P., the Company’s largest stockholder, which has agreed to purchase at a minimum its as-converted pro rata share of the offering amount, and will purchase an additional amount of securities, up to a total of approximately $20 million, that are not subscribed for by the Company’s other stockholders in the rights offering.

Under the proposed Rights Offering, the Company plans to distribute non-transferable subscription rights to purchase a portion of a share of Common Stock for each share of Common Stock outstanding and for each share of common stock issuable on conversion of the Company’s outstanding shares of Series X Preferred Stock, at a subscription price per share of $13.00, to its stockholders of record as of the close of business on November 16, 2018 (the “Record Date”). The subscription rights will be exercisable for up to an aggregate of approximately 1,538,460 shares of Common Stock, with participation to be allocated among holders of its Common Stock and Series X Preferred Stock on a pro rata basis (assuming full conversion of the Series X Preferred Stock into shares of Common Stock), subject to the aggregate offering threshold and ownership limitations. The subscription rights are non-transferable and may be exercised only during the anticipated subscription period of Monday, November 19, 2018, through 5:00 PM EDT on Friday, December 14, 2018, unless extended. Any participant in the Rights Offering that, by exercise of its subscription right would become a holder of greater than 9.9% of the outstanding number of shares of Common Stock of the Company following the offering may elect to instead purchase Series Y Preferred Stock of the Company. The company intends to sell the Series Y Preferred Stock at $13,000 per share, and any such holder so electing would have a right to purchase one one-thousandth of a share of Series Y Preferred Stock for each share of Common Stock it had a right to purchase under the subscription rights. Each share of Series Y Preferred Stock will, subject to certain limitations, be convertible into 1,000 shares of common at the election of the holder. The Series Y Preferred Stock will generally have no voting rights, except as required by law, and will participate pari passu with any distribution of proceeds to holders of Common Stock in the event of the Company’s liquidation, dissolution or winding up.

The Rights Offering will be made pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. The Company expects to mail subscription certificates evidencing the subscription rights and a copy of the prospectus supplement and accompanying prospectus for the Rights Offering shortly following the Record Date.

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

BVF Partners L.P., the Company’s largest shareholder, owning approximately 17.9% of the Company’s outstanding common stock (and 48.6% on an as-converted basis), will backstop the Rights Offering and has agreed to purchase up to $20 million of Series Y Preferred Stock at price of $13,000 per share in a private placement within five days of conclusion of the Rights Offering, with the dollar amount to be purchased in such private placement reduced by the dollar amount sold by the Company (including to BVF Partners L.P., and its affiliates), in the Rights Offering.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotech and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to partner-funded programs. XOMA’s license portfolio has the potential to generate significant milestone payments and royalty revenue in the future. For more information, visit www.xoma.com.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements regarding plans, amounts and timing for Rights Offering and the private placement to BVF Partners L.P., future financing opportunities, the anticipated use of proceeds derived therefrom and expectations regarding participation in the rights offering. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the availability of, and participation in, financing opportunities. These and other risks are identified in our filings with the Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in other filings subsequently made by the Company with the Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

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Investor contact:

Juliane Snowden

Oratorium Group, LLC

+1 646-438-9754

jsnowden@oratoriumgroup.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1 310-403-8951

kathy@kathyvincent.com